Exhibit 4.37

NVNI GROUP LIMITED

(THE “COMPANY”)

WRITTEN RESOLUTIONS OF THE DIRECTORS OF THE COMPANY PASSED IN ACCORDANCE WITH THE

ARTICLES OF ASSOCIATION OF THE COMPANY (THE “ARTICLES”)

1.	DISCLOSURE OF INTERESTS

It is noted that by signing these resolutions, each director of the Company (each a “Director” and together the “Directors”) makes a general disclosure of any personal interest, direct or indirect, in the matters contemplated by these resolutions which he or she is required to disclose in accordance with the Articles or in accordance with applicable law or otherwise which might disqualify him or her from approving these resolutions and, accordingly, each Director may vote and act on the matters referred to herein.

2.	INDEMNIFICATION AGREEMENT

(a)	It is now proposed that the Company enter into an indemnification agreement between the Company (as company) and João Antonio Dantas Bezerra Leite (as indemnitee) (the “Indemnitee”) pursuant to which the Company will agree to indemnify the Indemnitee on the terms and conditions as set out therein (the “Indemnification Agreement”).

(b)	It is noted that:

(i)	in accordance with the Company’s related party transaction policy (the “Related Party Transaction Policy”), the non-interested members (the “Non-Interested Members”) of the Audit Committee (the “Audit Committee”) have reviewed a draft of the Indemnification Agreement;

(ii)	the Non-Interested Members have determined that entry into the Indemnification Agreement and the performance by the Company of its obligations thereunder are in the best interests of the Company and its shareholders; and

(iii)	the Non-Interested Members have recommended to the board of directors (the “Board”) that the Board approve the Indemnification Agreement and authorize its execution and delivery.

3.	RESOLUTIONS

(a)	It is resolved that the Indemnification Agreement is hereby approved.

(b)	It is resolved that any Director or officer of the Company (each an “Authorised Signatory”) be and is hereby authorised to execute the Indemnification Agreement and any Related Documents (defined below) (as a deed if necessary) on behalf of the Company, the signature of any such person on the Indemnification Agreement or any Related Document being conclusive evidence for all purposes of his/her approval of the final terms thereof on behalf of the Company.

(c)	It is resolved that any Authorised Signatory be and is hereby authorised to take all actions and execute all such documents (as a deed if necessary) as may be necessary or desirable in the sole discretion of any Authorised Signatory (such documents, the “Related Documents”) for the purpose of compliance with any condition precedent or any condition subsequent in respect of the Indemnification Agreement or the coming into eﬀect of or otherwise giving eﬀect to, consummating or completing or procuring the performance and completion of, all or any of the transactions contemplated by or referred to in the Indemnification Agreement or any Related Document (including without limitation the payment of any related fees and expenses) or otherwise to give eﬀect to these resolutions.

4.	GENERAL RATIFICATION AND AUTHORISATION

It is resolved that actions taken, or documents executed, by any Authorised Signatory or other agent of the Company prior to, or following, the date hereof in connection with the foregoing resolutions (including the payment of any related fees and expenses) be approved, ratified and confirmed in all respects on behalf of the Company.

[signature page follows]

Signed by all the Directors of Nvni Group Limited for the time being:

/s/ Pierre Carneiro Ribeiro Schurmann

Pierre Carneiro Ribeiro Schurmann

Director

Dated: 25 April 2024

[Signature Page of the Board Resolution]

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